UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 9, 2012

INLAND LAND APPRECIATION FUND, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization	0-18431 (Commission File Number)	36-3544798 (I.R.S. Employer Identification Number)

2901 Butterfield Road Oak Brook, Illinois (Address of principal executive offices)	60523 (Zip Code)

Registrant’s telephone number, including area code (630) 218-8000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☒

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14-2d(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01

Entry Into a Material Definitive Agreement

On August 9, 2012, Inland Land Appreciation Fund, L.P., or the Partnership, as seller, entered into a Vacant Land Purchase and Sale Contract with a third party purchaser to sell approximately 225 acres of land in Kane County, Illinois.  The subject land is referred to in the Partnership’s periodic reports as Parcel No. 25.  The subject land, which was acquired by the Partnership in 1990, represents approximately 28% of the Partnership’s remaining acreage of improved and unimproved land and 25% of the remaining carrying value of the land as of June 30, 2012.  The contract sales price of the subject land is $2,587,500.  The subject land is being sold “AS IS” but subject to usual and customary closing conditions.  Provided the buyer performs pursuant to the terms of the contract, the sale will result in the Partnership recognizing a loss, for financial statement purposes, of approximately $483,000, before proration adjustments, selling costs and transfer taxes.  The Partnership presently intends to retain a portion of the net sales proceeds for Partnership operations and to distribute the balance to the Partners.  Closing is expected to occur in mid to late September, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND LAND APPRECIATION FUND, L.P.

Date:  August 13, 2012

By:  Inland Real Estate Investment Corporation

        Its General Partner

        By:  /s/ Brenda G. Gujral

               Principal Executive Officer

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